Exhibit 10.1

ELEVENTH AMENDMENT TO THE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF
THE MACERICH PARTNERSHIP, L.P.

THIS ELEVENTH AMENDMENT (the “Amendment”) TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT DATED AS OF MARCH 16, 1994, AMENDED AS OF AUGUST 14, 1995, FURTHER AMENDED AS OF JUNE 27, 1997, FURTHER AMENDED AS OF NOVEMBER 16, 1997, FURTHER AMENDED AS OF FEBRUARY 25, 1998, FURTHER AMENDED AS OF FEBRUARY 26, 1998, FURTHER AMENDED AS OF JUNE 17, 1998, FURTHER AMENDED AS OF DECEMBER 23, 1998, FURTHER AMENDED AS OF NOVEMBER 9, 2000, FURTHER AMENDED AS OF JULY 26, 2002, AND FURTHER AMENDED AS OF OCTOBER 26, 2006 (the “Agreement”) of THE MACERICH PARTNERSHIP, L.P. (the “Partnership”) is dated effective as of March 16, 2007.

RECITALS

WHEREAS, The Macerich Company, the general partner of the Partnership (the “General Partner”), will be issuing $950 million aggregate principal amount of 3.25% Convertible Senior Notes due 2012 (the “Convertible Notes”) pursuant to the Convertible Note Purchase Agreement;

WHEREAS, Section 3.4 of the Agreement authorizes the General Partner, notwithstanding anything to the contrary in Section 3.3 of the Agreement, from time to time to advance funds to the Partnership for any proper Partnership purpose as a loan (“Funding Loan”) or a preferred equity investment (“Preferred Investment”), provided that any such funds must first be obtained by the General Partner from a third party lender, and then all of such funds must be advanced or contributed by the General Partner to the Partnership as a Funding Loan or Preferred Investment on substantially the same terms and conditions, including principal amount or preferred equity amount, rate of interest or preferred return, repayment or redemption schedule, and costs and expenses, as shall be applicable with respect to or incurred in connection with such loan with such third party lender;

WHEREAS, the General Partner proposes to contribute the proceeds from the issuance of the Convertible Notes as a Preferred Investment in the Partnership;

WHEREAS, Section 12.1(b)(iv) of the Agreement provides that the General Partner has the power, without the consent of the Limited Partners of the Partnership, to amend the Agreement to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision of the Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Agreement that will not be inconsistent with law or with the provisions of the Agreement;

WHEREAS, the Preferred Units and Series B Preferred Units, each as defined in the Agreement, are no longer outstanding;

WHEREAS, the General Partner has made the determination pursuant to Section 12.1(b)(iv) of the Agreement that consent of the Limited Partners of the Partnership is not required with respect to the matters set forth in this Amendment; and

WHEREAS, all things necessary to make this Amendment a valid agreement of the Partnership have been done;

NOW, THEREFORE, pursuant to the authority granted to the General Partner under the Agreement, the Agreement is hereby amended as follows:

1.             Amendments:

(a)           Section 2.2 of the Agreement is hereby amended by inserting the following new Section 2.2(i) to read as follows:

(i)            Convertible Preferred Units.  The General Partner hereby makes a capital contribution to the Partnership in the amount of the gross proceeds from the sale of the Convertible Notes, which amount is $950 million.  In exchange for such capital contribution, the Partnership hereby issues to the General Partner 950,000 Convertible Preferred Units, each Convertible Preferred Unit representing a capital contribution of $1,000.  Convertible Preferred Units shall entitle the General Partner to a Convertible Preferred Return, all as described in Section 4.1 of the Agreement.  At the time any Convertible Notes are converted, a number of Convertible Preferred Units equal to the principal amount of such converted Convertible Notes, divided by $1,000, shall be converted into (i) to the extent common shares of the General Partner are issued upon conversion of the Convertible Notes, a number of Common Units equal to the total number of common shares of the General Partner issued in connection with such conversion (less the number of common shares of the General Partner, if any,  received by the General Partner in connection with such conversion pursuant to the call options to purchase common shares of the General Partner evidenced by confirmations dated as of March 12, 2007, as amended as of March 15, 2007, between the General Partner and each of JPMorgan Chase Bank, National Association and Deutsche Bank AG acting through its London Branch) (the “Call Options”), divided by the Conversion Factor, and (ii) to the extent cash is paid upon conversion of the Convertible Notes, the Partnership shall pay the General Partner in cash an amount equal to the cash amount paid by the General Partner with respect to the Convertible Notes upon such conversion.  To the extent that any Convertible Notes are redeemed, repurchased or repaid, the General Partner shall be obligated to put to the Partnership a number of Convertible Preferred Units equal to the principal amount of the Convertible Notes so redeemed, repurchased or repaid, divided by $1,000.  Upon putting a Convertible Preferred Unit to the Partnership, the General Partner will be paid, in liquidation of each Convertible Preferred Unit put to the Partnership, an amount equal to $1,000 plus any accumulated, accrued and unpaid Convertible Preferred Return on such Convertible Preferred Unit, plus any other amounts owed or to be paid by the General Partner in connection with the redemption, repurchase or repayment of the corresponding Convertible Note.  Notwithstanding the foregoing, the General Partner shall not put the Convertible Preferred Units to the Partnership or convert such Convertible Preferred Units if the payment in liquidation or conversion of those Convertible Preferred Units would cause the Partnership or the General Partner to be in violation of (i) any provision of any agreement with respect to indebtedness to which the Partnership is an obligor (the “Debt Instruments”), or (ii) Section 17-607 of the Act.  Before any Convertible Preferred Units may be converted or put to the Partnership, the General Partner shall determine in good faith that such conversion, redemption, repurchase or repayment, as the case may be, of such Convertible Preferred Units will not cause a violation of the Debt Instruments or Section 17-607 of the Act.  To the extent the General Partner is not permitted to make a payment in respect of the Convertible Notes by reason of a restriction imposed by the Debt Instruments or the Convertible Note Indenture, the Partnership shall not, and shall not be obligated to, make any such payment to the General Partner with respect to the corresponding Convertible Preferred Units.  For income tax purposes, it is the intent that the Convertible Preferred Units and the Call Options shall be treated as if (1) at the time any Convertible Notes are converted, (i) a number of Convertible Preferred Units equal to the principal amount of such converted Convertible Notes, divided by $1,000, were converted into a number of Common Units equal to the total number of common shares, if any, into which such Convertible Notes are converted, divided by the Conversion Factor, and (ii) the Partnership were to pay the General Partner in cash an amount equal to the cash amount, if any, paid by the General Partner upon such conversion; (2) common shares of the General Partner, if any, received under the Call Options upon their exercise were deemed received by the Partnership; and (3) such shares, if any, were distributed to the General Partner in redemption of an equal number, divided by the Conversion Factor, of Common Units converted pursuant to (1)(i) of this sentence.

(b)           Section 4.1 of the Agreement is hereby amended to read as follows:

4.1  Distribution of Net Cash Flow.  The General Partner shall cause the Partnership to distribute all or a portion of Net Cash Flow to the Partners from time to time as determined by the General Partner, but in any event not less frequently than quarterly, in such amounts as the General Partner shall determine.  Notwithstanding the foregoing, the General Partner shall use its reasonable efforts to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (“REIT Requirements”), and (b) avoid any federal income or excise tax liability of the General Partner.  All amounts withheld pursuant to the Code or a provision of any state or local tax law with respect to any allocation, payment or distribution to the General Partner or any Limited Partner shall be treated as amounts distributed to such Partner.  Upon the receipt by the General Partner of each Exercise Notice or Series D Exercise Notice pursuant to which one or more Redemption Partners or Series D Redemption Partners exercise Redemption Rights in accordance with the provisions of Article IX and the Redemption Rights Exhibit or the Series D Redemption Rights Exhibit, the General Partner shall, unless the General Partner has elected to issue only

Shares to such Redemption Partners in respect of the Purchase Price of the Offered Interests or Series D Preferred Shares to such Series D Redemption Partners in respect of the Series D Purchase Price of the Series D Offered Interests, cause the Partnership to distribute to the Partners, pro rata in accordance with their respective Percentage Interests as of the date of delivery of such Exercise Notice or Series D Exercise Notice, all (or such lesser portion as the General Partner shall reasonably determine to be prudent under the circumstances) of Net Cash Flow, which distribution shall be made prior to the closing of the redemption or purchase and sale of the Offered Interests or the Series D Offered Interests specified in such Exercise Notice or Series D Exercise Notice.  Subject to any restrictions or limitations imposed by the Debt Instruments or Section 17-607 of the Act, distributions shall be made in accordance with the following order of priority:

(a)           First, to the General Partner, with respect to the Series A Preferred Units and Convertible Preferred Units, and to the holders of the Series D Preferred Units, pro rata, in an amount equal to the cumulative and unpaid Series A Preferred Return on such Series A Preferred Units, the cumulative and unpaid Series D Preferred Return on such Series D Preferred Units and the cumulative and unpaid Convertible Preferred Return on such Convertible Preferred Units in such a way as to allow the General Partner to pay cumulative preferential dividends and any additional amounts (including liquidated damages, if any) required on the Series A Preferred Shares, the Series D Preferred Units and any outstanding Series D Preferred Shares, respectively, and interest on the Convertible Notes, payable to the holders thereof; and

(b)           Next, to the Partners holding Common Units, pro rata in accordance with such Partners’ then Percentage Interests.

(c)           The definition of the term “Partnership Interest” contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

“Partnership Interest” shall mean an ownership interest of a Partner in the Partnership from time to time, including, as applicable, such Partner’s Common Units, Series A Preferred Units, Series D Preferred Units, Series N Preferred Units, Series P Preferred Units, LTIP Units, Convertible Preferred Units and Percentage Interest and such Partner’s Capital Account, and any and all other benefits to which the holder of such Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms of this Agreement.

(d)           The definition of the term “Partnership Unit” contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

“Partnership Unit” shall mean a Common Unit, Series A Preferred Unit, Series D Preferred Unit, Series N Preferred Unit, Series P Preferred Unit, LTIP Unit or Convertible Preferred Unit and shall constitute a fractional, undivided share of the Partnership Interests corresponding to that particular class of Units.

(e)           The definition of the term “Common Unit” contained in the Glossary of Defined Terms of the Agreement is hereby amended to read as follows:

“Common Unit” shall mean Partnership Interests other than Series A Preferred Units, Series D Preferred Units, Series N Preferred Units, Series P Preferred Units, LTIP Units and Convertible Preferred Units.

(f)            The Glossary of Defined Terms of the Agreement is hereby amended to include the following definitions:

 “Convertible Note Indenture” shall mean the Indenture, dated as of March 16, 2007, among the General Partner, the Partnership and Deutsche Bank Trust Company Americas, as trustee.

“Convertible Note Purchase Agreement” shall mean the Purchase Agreement among the General Partner, the Partnership, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., dated March 12, 2007, relating to the Convertible Notes.

“Convertible Notes” shall mean those 3.25% Convertible Senior Notes due 2012 issued by the General Partner pursuant to the Convertible Note Indenture and the Convertible Note Purchase Agreement.

“Convertible Notes Registration Rights Agreement” shall mean the Registration Rights Agreement among the General Partner, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., dated March 16, 2007, relating to the Convertible Notes.

“Convertible Preferred Return” shall mean an amount per Convertible Preferred Unit equal to $32.50 per annum, payable semi-annually in arrears on March 15 and September 15 in each year, commencing on September 15, 2007.  To the extent that the General Partner is required to pay liquidated damages to holders of the Convertible Notes pursuant to Section 2(e) of the Convertible Notes Registration Rights Agreement, then the Convertible Preferred Return shall be increased by an amount equal to such liquidated damages.  It is intended that the Convertible Preferred Return will be equal to the interest and any liquidated damages payable on the Convertible Notes to the holders thereof so that the General Partner will receive a Convertible Preferred Return in an amount sufficient for the General Partner to make all payments in respect of the Convertible Notes.

“Convertible Preferred Units” shall mean the Partnership Units of the General Partner representing the Capital Contribution of the Convertible Note proceeds, as set forth in Section 2.2(i) of the Agreement.  For the purposes of this Agreement, if the proceeds actually received by the General Partner are less than the gross proceeds of the issuance of the Convertible Notes as a result of any discount, placement fee or other expenses paid or incurred in connection with such issuance (including, without limitation, the expense of General Partner in purchasing the Call Options), then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 6.1 for the amount of such discount, placement fee or other expenses.  Notwithstanding the foregoing, if either or both of the Call Options are terminated and the General Partner receives cash or common shares of the General Partner as a result of such termination then, (i) any cash received will be repaid to the Partnership and, (ii) to the extent any common shares of the General Partner are received, the number of Common Units held by the General Partner will be reduced by a number of Common Units equal to the number of shares of the General Partner received upon such termination, divided by the Conversion Factor.  For income tax purposes, it is the intent that clause (i) of the preceding sentence shall be treated as a distribution to the General Partner followed by a contribution to the Partnership of such cash, and clause (ii) shall be treated as a distribution of such common shares of the General Partner to the General Partner in redemption of such number of Common Units.

(g)           Sections 2.1 and 2.2 of Exhibit A (Allocations Exhibit) are hereby amended to read as follows:

2.1           Net Income.  After giving effect to the special allocations set forth in Article 3 of this Allocations Exhibit, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

(a)           First, to the Partners, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(a) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to subparagraphs 2.2(c) and (d) hereof for all prior periods, which allocation shall be made among the Partners in the reverse order that such Net Loss was allocated to them (and, in the event of a shift of a Partner’s interest in the Partnership, to the Partners in a manner that most equitably reflects the successors in interest of such Partners);

(b)           Second, to the General Partner in respect of the Series A Preferred Units and the Convertible Preferred Units, and to the holders of the Series D Preferred Units, pro rata to such units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(b) for the current and all prior periods equals the cumulative Net Loss allocated pursuant to subparagraph 2.2(b) for all prior periods;

(c)           Third, to the General Partner in respect of its Series A Preferred Units and Convertible Preferred Units, and to the holders of the Series D Preferred Units, pro rata to such units, until the cumulative Net Income allocated pursuant to this subparagraph 2.1(c) equals the cumulative Series A Preferred Return on the Series A Preferred Units, the cumulative Series D Preferred Return on the Series D Preferred Units and the cumulative Convertible Preferred Return on the Convertible Preferred Units, respectively;

(d)           Intentionally deleted;

(e)           Intentionally deleted;

(f)            And thereafter, the balance of the Net Income, if any, shall be allocated to the Partners holding Common Units in accordance with their respective Percentage Interests.

2.2           Net Loss.  After giving effect to special allocations set forth in Article 3 of this Allocation Exhibit, Net Loss of the Partnership for each fiscal year or other applicable period shall be allocated as follows:

(a)           To the Partners holding Common Units in accordance with their respective Percentage Interests until the Sub-Capital Accounts attributable to such Common Units are all reduced to zero (determined after all capital contributions, distributions, and special allocations under Article 3 of this Allocations Exhibit allocable to the Partner for the Fiscal Year have been reflected in the Partner’s Sub-Capital Account);

(b)           Second, to the General Partner in respect of its Series A Preferred Units and Convertible Preferred Units, and to the holders of the Series D Preferred Units in respect of their Series D Preferred Units, pro rata to such units, until their Sub-Capital Accounts attributable to such units are reduced to zero;

(c)           Thereafter, to the Partners holding Common Units in accordance with their respective Percentage Interests; and

(d)           Notwithstanding the preceding provisions of this Section 2.2, to the extent any Net Losses allocated to a Partner under this Section 2.2 would cause such Partner (hereinafter, a “Restricted Partner”) to have an Adjusted Capital Account Deficit at the end of the fiscal year to which such Losses related, such Losses shall not be allocated to such Restricted Partners and instead shall be allocated to the other Partner(s) (herein, the “Permitted Partners”) pro rata in accordance with their relative Percentage Interests.

(h)           A new Section 3.8A is hereby added to Section 3 of Exhibit A (Allocations Exhibit) following Section 3.8:

3.8A        Call Options.  Income or gain attributable to the Call Options shall be specially allocated to the General Partner.

(i)            A new Section 3.8B is hereby added to Section 3 of Exhibit A (Allocations Exhibit) following Section 3.8A:

3.8B        Exercise of Conversion Feature of Convertible Preferred Units.  Exercise of the conversion feature of a Convertible Preferred Unit shall be treated pursuant to proposed, temporary or final Treasury regulations addressing noncompensatory options.  Any special allocations of Liquidating Gains or Liquidating Losses shall be made pursuant to such proposed, temporary or final regulations prior to allocations made pursuant to Sections 3.9 through 3.11.

2.             Defined Terms and Recitals.  As used in this Amendment, capitalized terms used and defined in this Amendment shall have the meaning assigned to them in this Amendment, and capitalized terms used in this Amendment but not defined herein, shall have the meaning assigned to them in the Agreement.

3.             Ratification and Confirmation.  Except to the extent specifically amended by this Amendment, the terms and provisions of the Agreement, as previously amended, are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above mentioned.

GENERAL PARTNER:
THE MACERICH COMPANY

By:	/s/ Richard A. Bayer
Richard A. Bayer
Chief Legal Officer,
Executive Vice President
and Secretary